Exhibit 10.5

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is made on the 19th day of October, 2017 (the “Effective Date”) by and between DESTINATION MATERNITY CORPORATION, a Delaware corporation (the “Company”), and DAVID STERN (“Employee”).

1.Definitions.  Capitalized terms not otherwise defined herein have the meaning defined in this section:

1.1.“Cause” and “Good Reason” each have the same meaning defined in the Destination Maternity Severance Plan or successor plan (as in effect from time to time).

2.Retention Bonus.

2.1.On October 19, 2017, Company will pay to Employee a one-time cash bonus in the amount of $125,000 (the “Retention Bonus”).

2.2.If Employee’s employment ceases on or before the one-year anniversary of the Effective Date due to his or her termination with Cause, or resignation without Good Reason, the Employee must repay the full amount of the Retention Bonus (net of any taxes withheld by the Company from the original payment) to the Company within 30 days following such cessation.

3.Miscellaneous.

3.1.Assignment of Rights.  Employee may not sell, assign, alienate, pledge or otherwise transfer any right under this Agreement.  Any attempt to make such a transfer will be void ab initio.

3.2.No Right to Continued Employment.  Neither the execution of this Agreement nor the award of any bonus hereunder will be construed as entitling Employee to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate Employee’s service at any time for any reason.

3.3.Governing Law.  This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without application of the principles of conflicts of laws.

3.4.Taxes.  All payments hereunder will be made net of any amount necessary to satisfy applicable tax withholding requirements, as well as any amounts then owed by Employee to the Company or any of their affiliates.  Notwithstanding any other provision of this Agreement, payments hereunder will be limited to the maximum amount that would not (when taken together with all other payments, rights and benefits that Employee receives or is entitled to receive) subject Employee to an excise tax under Section 4999 of the Internal Revenue Code.

3.5.Entire Agreement.  This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior and contemporaneous discussions, agreements and understanding of every nature related thereto.

3.6.Execution.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Employee has executed and delivered this Agreement and the Company has caused this Agreement to be executed and delivered by its duly authorized representative, in each case on the date first above written.

DESTINATION MATERNITY CORPORATION

By: /s/ Allen Weinstein

Name: Allen Weinstein

Title: Interim Chief Executive Officer

EMPLOYEE

/s/ David Stern

David Stern